EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	April 28, 2010
972-578-5000, Ext. 7440
ViewPoint Financial Group Reports First Quarter 2010 Earnings
Net Income Up 117.4%
PLANO, Texas, April 28, 2010 — ViewPoint Financial Group (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced financial results today for the three month period ended March 31, 2010. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which will be filed by May 10, 2010, and posted on our websites, http://viewpointbank.com and http://viewpointfinancialgroup.com. Highlights for the quarter include:
•	Quarterly EPS more than doubled from this time last year: Basic and diluted earnings per share of $0.11, up $0.06 from the same period last year.
•	Quarterly net income increased by 117.4%: Net income for the quarter ended March 31, 2010 was $2.7 million, an increase of $1.5 million from the quarter ended March 31, 2009.
•	Non-performing loans declined: Non-performing loans improved by $678,000, which represented 1.07% of gross loans at March 31, 2010, compared to 1.13% at December 31, 2009.
•	Continued loan growth: Purchase Program and commercial non-mortgage loans helped gross loans (including loans held for sale) increase by $17.7 million, or 1.2%, from December 31, 2009.
•	Deposit growth of $103.6 million: Deposits increased, primarily in checking, by $103.6 million, or 5.8%, from December 31, 2009.
•	Continued capital strength: The Company’s equity to total assets ratio was 8.42%, and the Bank’s tier one capital ratio was 7.81%, exceeding the regulatory minimum of 5.00% for a well-capitalized institution.
“Strong earnings, strong growth, improved asset quality and continued capital strength make for a sound start to 2010,” said Gary Base, President and Chief Executive Officer. “I’m very proud of our performance. We doubled our net income and earnings per share from a year ago, while increasing deposits and assets for the 6th quarter in a row.”
Results of Operations for the Quarter Ended March 31, 2010
Net income for the three months ended March 31, 2010, was $2.7 million, an increase of $1.5 million, or 117.4%, from $1.2 million for the three months ended March 31, 2009. This increase in net income was driven by an increase in net interest income and decreases in the provision for loan losses and non-interest expense. Our basic and diluted earnings per share for the three months ended March 31, 2010 increased to $0.11 from $.05 for the three months ended March 31, 2009.
Net interest income increased by $679,000, or 4.7%, to $15.1 million for the three months ended March 31, 2010, from $14.5 million for the three months ended March 31, 2009. The net interest rate spread increased 13 basis points to 2.41% for the three months ended March 31, 2010, from 2.28% for the same period last year. The net interest margin decreased 2 basis points to 2.68% for the three months ended March 31, 2010, from 2.70% for the three months ended March 31, 2009. The decrease in the net interest margin was primarily attributable to Purchase Program loans with an average balance of $240.6 million that were added to our loan portfolio at an average rate of 4.91%. Also, our average balance maintained in interest-earning deposit accounts increased by $230.1 million during the three months ended March 31, 2010, compared to the same period last year. Additionally, we have purchased an increased amount of variable-rate securities over the past year, which we expect will better position us for a rising rate environment, but generate a lower rate of return than the existing portfolio in the current low rate environment.
Interest income decreased by $1.3 million, or 4.6%, from $27.5 million for the three months ended March 31, 2009, to $26.3 million for the three months ended March 31, 2010. This decrease was primarily driven by a $996,000 decrease in interest earned on securities due to lower weighted average yields on agency mortgage-backed securities, agency collateralized mortgage obligations and investment securities. The yields were lower because adjustable rate securities within the portfolios and purchases of new securities reflected lower interest rates, particularly the LIBOR rate, in the current quarter as compared to the prior period. Interest income on loans also decreased by $365,000, or 1.8%, as the average balance of loans (including loans held for sale) decreased by $95.2 million, or 6.52%, from the three months ended March 31, 2009. This decrease was driven by lower average balances in consumer and commercial non-mortgage loans and, to a lesser extent, commercial real estate loans. Overall, the yield on interest-earning assets for the three months ended March 31, 2010, decreased by 48 basis points, from 5.13% for the three months ended March 31, 2009, to 4.65% due to the lower yields earned on securities and the lower average balances of loans.

Interest expense decreased by $1.9 million, or 14.8%, from $13.1 million for the three months ended March 31, 2009, to $11.1 million for the three months ended March 31, 2010. This decrease was primarily caused by a $1.5 million, or 16.6%, decline in interest expense on deposits. While volume increased in all of our deposit categories, raising average balances by $230.1 million, lower rates paid on our savings, money market, and time accounts contributed to the lower interest expense on deposits. Interest expense on Federal Home Loan Bank advances also experienced a decline of $637,000, or 16.9%, which was partially offset by the increase of $100,000 in interest expense on our $25.0 million repurchase agreement with Credit Suisse after the agreement repriced to 3.22%, from 1.62% in April 2009, in accordance with its terms. Overall, the cost of interest-bearing liabilities decreased 61 basis points, from 2.85% for the three months ended March 31, 2009, to 2.24% at March 31, 2010.
The provision for loan losses was $1.1 million for the three months ended March 31, 2010, a decrease of $296,000, or 20.5%, from $1.4 million during the same period last year. This decrease was primarily due to a decrease in net charge offs of $485,000 compared to the same period last year, minimal growth in our loan portfolio and an improvement of $678,000 million in nonperforming loans since December 31, 2009. Net charge-offs for the three months ended March 31, 2010, totaled $527,000, a decrease of 47.9% from $1.0 million for the three months ended March 31, 2009.
Non-interest income increased by $127,000, or 1.7%, from $7.4 million for the three months ended March 31, 2009, to $7.6 million for the three months ended March 31, 2010. Net gain on sale of loans decreased by $1.1 million, or 28.4%, as a result of the sale of $88.2 million in loans to outside investors during the three months ended March 31, 2010, compared to $140.2 million for the same period in 2009. The decrease in sales can be attributed to the lower volume of one- to four-family loan originations so far in 2010 compared to the refinance volume experienced during the same prior year period. Non-interest income for the three months ended March 31, 2009, included a $465,000 impairment on collateralized debt obligations, which were marked down to their fair value and sold in June 2009. Also, in March 2009, we realized losses of $400,000 on disposition of assets relating to the closure of in-store banking centers as we transitioned away from limited service grocery store banking centers. An increase in fees of $321,000 generated by our Purchase Program partially offset a $286,000 decrease in non-sufficient funds fees. The decrease in non-sufficient funds fees is primarily due to a trend of lower volume in these types of transactions.
Non-interest expense decreased by $1.1 million, or 5.7%, from $18.6 million for the three months ended March 31, 2009, to $17.6 million for the three months ended March 31, 2010. The decrease in non-interest expense was primarily attributable to a $912,000 decline in salaries and employee benefits for the three months ended March 31, 2010, compared to the three months ended March 31, 2009. The decrease in salaries and employee benefits was attributed to $612,000 in lower variable incentives paid to VPBM staff as they closed $96.1 million loans in the first three months of 2010 compared to $189.5 million for the same period last year. This $93.4 million, or 49.3%, decline in production is a result of the heavy refinance volume experienced in 2009. Salary expense decreased by $365,000 after closing most of the in-store banking centers in 2009. The opening of three new full-service community bank offices in 2009 offset $271,000 of this decrease due to the resulting additional salaries and employee benefits. Lower health care claims led to a $267,000 reduction in health care costs for the three months ended March 31, 2010.
The decline of $113,000, or 7.1%, in occupancy and equipment expense was also attributed to the closing of most of the in-store banking centers in 2009, which was partially offset by $64,000 in additional expense related to the three new full-service community bank offices. Regulatory assessments expense increased by $150,000, or 23.3%, due to increased regulatory fees as FDIC deposit insurance assessment rates increased, along with an increase in assessable deposits.
Financial Condition as of March 31, 2010
Total assets increased by $97.9 million, or 4.1%, to $2.48 billion at March 31, 2010, from $2.38 billion at December 31, 2009. The rise in total assets was primarily due to a $61.3 million, or 12.7%, increase in securities available for sale, a $19.6 million increase in cash and cash equivalents, as well as a $17.7 million increase in gross loans (including loans held for sale.) Asset growth was funded by an increase in deposits of $103.6 million, or 5.8%.

Gross loans (including $358.8 million in mortgage loans held for sale) increased by $17.7 million, or 1.2%, from $1.46 billion at December 31, 2009, to $1.48 billion at March 31, 2010. Mortgage loans held for sale increased $17.3 million, or 5.1% from December 31, 2009, and consisted of $331.1 million of Purchase Program loans purchased for sale under our standard loan participation agreement and $27.7 million of loans originated for sale by our mortgage banking subsidiary, ViewPoint Bankers Mortgage, Inc.(VPBM). VPBM originated $96.1 million in one- to four-family mortgage loans in the three months ended March 31, 2010, and sold $88.2 million to investors, generating a net gain on sale of loans of $2.7 million. Also, $7.0 million in VPBM- originated loans were retained in our portfolio. One- to four- family mortgage loans held in portfolio declined by $12.4 million, or 3.0%, from December 31, 2009. With fewer loans added to our portfolio, paydowns exceeded new loan volume within the portfolio. For asset/liability and interest rate risk management, the Company follows guidelines set forth by the Company’s Asset/Liability Management Committee to determine whether to keep loans in portfolio or sell with a servicing release premium. The Company evaluates price, yield and duration, and credit when determining the amount of loans sold or retained.
Our commercial non-mortgage loans increased $15.5 million, or 55.3%, from December 31, 2009, to March 31, 2010. $12.0 million of the growth this quarter is attributed to two loans made to purchasers of discounted, performing, commercial real estate notes, with the notes, deeds of trust and other loan-related documents serving as collateral for our loans. In both cases, the structure of the loans required the borrowers to have a significant new cash equity position in the discounted notes which resulted in a loan to discounted purchase price percentage of between 57% and 64% and a loan to value of between 35% and 37% of the current appraised as-is value of the underlying real estate securing the notes.
Commercial real estate increased by $7.6 million, or 1.7%, from December 31, 2009, as a result of $9.0 million in new production. Consumer loans, including direct and indirect automobile, other secured installment loans, and unsecured lines of credit, decreased by $7.9 million, or 8.37%, from December 31, 2009. We have continued to reduce our emphasis on consumer lending and are focused on originating residential and commercial loans. Nevertheless, we remain committed to meeting all of the banking needs of our customers, which includes offering them competitive consumer lending products.
Our percentage of non-performing loans to total loans at March 31, 2010, was 1.07%, compared to 1.13% at December 31, 2009. Non-performing loans decreased by $678,000, from $12.6 million at December 31, 2009, to $11.9 million at March 31, 2010. The decrease in non-performing loans was primarily due to $1.1 million in one- to four-family loans becoming current or paying off. Nonaccrual loans decreased by $2.8 million as one troubled debt restructured commercial real estate loan for $2.1 million moved out of nonaccrual status after performing in accordance with its restructured terms for more than six months. It is still classified “substandard” and is now included in the troubled debt restructurings section of the table. Based on a current analysis, there is no anticipated loss for this loan and no specific reserve required. At March 31, 2010, $2.9 million of troubled debt restructurings were classified as nonaccrual, including $1.8 million in commercial real estate loans.
Our allowance for loan losses at March 31, 2010, was $12.9 million, or 1.15% of gross loans, compared to $12.3 million, or 1.10% of gross loans, at December 31, 2009. The $619,000, or 5.0%, increase in our allowance for loan loss was primarily due to qualitative factors applied to two commercial real estate loans. One of these two loans is current while the other loan is thirty days delinquent. Allowance for loan loss to non-performing loans was 107.97% at March 31, 2010, compared to 97.29% as of December 31, 2009.
Our securities portfolio increased by $58.5 million, or 7.91%, to $797.3 million at March 31, 2010, from $738.8 million at December 31, 2009. The increase in our securities portfolio was primarily due to $128.9 million of securities purchased, partially offset by $70.0 million in maturities and pay downs. The purchases consisted of $118.5 million of securities deemed available for sale and $10.4 million of securities that were recorded as held to maturity. The available for sale securities purchased consisted of adjustable rate government and agency mortgage-backed securities, floating rate agency collateralized mortgage obligations, and agency step-up bonds. The held to maturity securities purchased consisted of fixed rate agency collateralized mortgage obligations and municipal bonds. This mix of securities was determined based on their strong cash flow characteristics in various interest rate environments.
Total deposits increased by $103.6 million, or 5.8%, to $1.90 billion at March 31, 2010, from $1.80 billion at December 31, 2009. The increase in deposits was primarily due to a $53.3 million, or 19.9%, increase in interest bearing demand deposits, principally attributable to our Absolute Checking product.
Time deposits increased $40.2 million, or 6.3%, due to an increase of $45.9 million in deposits from public funds. Money market deposits increased by $10.9 million, or 2.0%, due to a $7.9 million, or 1.6%, increase in consumer money market accounts, while non-interest bearing demand deposits decreased by $9.2 million, or 4.8%, as more consumers are choosing interest bearing accounts.
Federal Home Loan Bank advances decreased by $8.3 million, or 2.7%, from $312.5 million at December 31, 2009, to $304.2 million at March 31, 2010. The outstanding balance of Federal Home Loan Bank advances decreased due to monthly principal paydowns. During the three months ended March 31, 2010, the Company used deposit growth to fund loans and investment securities.
Total shareholders’ equity increased by $2.9 million, or 1.4%, from $205.7 million at December 31, 2009, to $208.5 million at March 31, 2010. This increase was primarily due to net income of $2.7 million, which was partially offset by the payment of dividends totaling $537,000 or $.05 per share during the three months ended March 31, 2010.

About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 15 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Total cash and cash equivalents	$75,064	$55,470
Securities available for sale, at fair value	545,325	484,058
Securities held to maturity	251,931	254,724
Mortgage loans held for sale	358,818	341,431
Loans, net of allowance of $12,929 — March 31, 2010, $12,310 — December 31, 2009	1,107,900	1,108,159
Federal Home Loan Bank stock	13,814	14,147
Bank-owned life insurance	28,176	28,117
Premises and equipment, net	49,930	50,440
Accrued interest receivable and other assets	46,455	42,958

Total assets	$2,477,413	$2,379,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	184,356	193,581
Interest bearing demand	321,380	268,063
Savings and money market	721,172	701,835
Time	673,370	633,186

Total deposits	1,900,278	1,796,665
Federal Home Loan Bank advances	304,174	312,504
Repurchase agreement and other borrowings	35,000	35,000
Accrued interest payable and other liabilities	29,420	29,653

Total liabilities	2,268,872	2,173,822

Total shareholders’ equity	208,541	205,682

Total liabilities and shareholders’ equity	$2,477,413	$2,379,504

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
	2010	2009
	(unaudited)
Interest and dividend income
Loans, including fees	$20,373	$20,738
Securities	5,718	6,714
Interest bearing deposits in other financial institutions	148	59
Federal Home Loan Bank stock	17	—

	26,256	27,511
Interest expense
Deposits	7,629	9,145
Federal Home Loan Bank advances	3,139	3,776
Other borrowings	349	130

	11,117	13,051

Net interest income	15,139	14,460
Provision for loan losses	1,146	1,442

Net interest income after provision for loan losses	13,993	13,018

Non-interest income	7,556	7,429
Non-interest expense	17,559	18,619

Income before income tax expense	3,990	1,828
Income tax expense	1,285	584

Net income	$2,705	$1,244

Basic and diluted earnings per share	$0.11	$0.05

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data
(Dollar amounts in thousands, except per share data)

	(unaudited)
	Three Months Ended
	Mar	Dec	Sept	June	Mar
	2010	2009	2009	2009	2009
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157
Less: average unallocated ESOP shares	(602,575)	(626,017)	(649,537)	(672,886)	(696,319)
Less: average unvested restricted shares	(258,118)	(260,118)	(260,118)	(307,219)	(344,161)

Average shares	24,068,464	24,043,022	24,019,502	23,949,052	23,888,677
Diluted average shares	24,068,464	24,043,022	24,019,502	23,949,052	23,888,677

Net income (loss)	$2,705	$2,364	$2,893	$(3,831)	$1,244
EPS	$0.11	$0.10	$0.12	$(0.16)	$0.05

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)

Total shares outstanding	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157

Location Data:
Number of full-service community bank offices	21	21	21	20	18
Number of in-store banking centers	2	2	2	3	4

Total community bank offices	23	23	23	23	22
Number of loan production offices	15	15	16	15	14

Performance Ratios [1]:
Return on assets	0.45%	0.40%	0.51%	-0.68%	0.22%
Return on equity	5.23%	4.65%	5.78%	-7.86%	2.55%
Non-interest income to operating revenues	22.35%	24.58%	26.94%	2.86%	21.26%
Operating expenses to average total assets	2.92%	3.09%	3.16%	3.54%	3.33%
Efficiency ratio [2]	77.37%	75.12%	75.45%	71.76%	83.29%

Capital Ratios:
Equity to total assets	8.42%	8.64%	8.58%	8.65%	8.76%
Risk-based capital to risk-weighted assets [3]	15.28%	15.27%	14.33%	13.83%	10.97%
Tier 1 capital to risk-weighted assets [3]	14.37%	14.39%	13.60%	13.14%	10.40%

[1]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[2]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding impairment on securities.

[3]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data, continued
(Dollar amounts in thousands, except per share data)

	(unaudited)
	Three Months Ended
	Mar	Dec	Sept	June	Mar
	2010	2009	2009	2009	2009
Asset Quality Data and Ratios:
Non-performing loans	$11,975	$12,653	$14,640	$7,337	$6,029
Non-performing assets to total assets	0.61%	0.70%	0.67%	0.40%	0.34%
Non-performing loans to total loans [4]	1.07%	1.13%	1.30%	0.62%	0.49%
Allowance for loan losses to non-performing loans	107.97%	97.29%	74.83%	136.24%	157.54%
Allowance for loan losses to total loans [4]	1.15%	1.10%	0.97%	0.84%	0.76%

Average Balances:
Loans [5]	$1,364,502	$1,420,831	$1,406,372	$1,429,924	$1,459,716
Securities	782,093	758,054	619,359	616,683	655,373
Overnight deposits	113,512	57,516	132,937	74,415	27,994

Total interest earning assets	2,260,107	2,236,401	2,158,668	2,121,022	2,143,083
Deposits:
Interest bearing demand	$284,063	$231,817	$180,997	$137,302	$104,381
Savings and money market	700,001	695,117	674,768	667,376	644,216
Time	657,090	650,055	659,951	672,779	662,419
FHLB advances and other borrowings	342,336	359,436	354,095	365,950	418,152

Total interest bearing liabilities	$1,983,490	$1,936,425	$1,869,811	$1,843,407	$1,829,168

Yields:
Loans	5.97%	5.97%	5.98%	5.94%	5.68%
Securities	2.93%	3.05%	3.26%	4.09%	4.10%
Overnight deposits	0.52%	0.76%	0.95%	0.91%	0.84%
Total interest earning assets	4.65%	4.85%	4.89%	5.22%	5.13%
Deposits:
Interest-bearing demand	2.27%	2.29%	2.16%	1.86%	1.56%
Savings and money market	1.48%	1.56%	1.73%	1.81%	2.10%
Time	2.08%	2.42%	2.82%	3.01%	3.24%
FHLB advances and other borrowings	4.08%	4.01%	4.10%	4.13%	3.74%
Total interest bearing liabilities	2.24%	2.39%	2.60%	2.71%	2.85%
Net interest spread	2.41%	2.46%	2.29%	2.51%	2.28%
Net interest margin	2.68%	2.78%	2.63%	2.87%	2.70%

[4]	Total loans does not include loans held for sale.

[5]	Includes loans held for sale.